Exhibit 99.1

FOR IMMEDIATE RELEASE

	Media Contact:	Investors & Analysts Contact:
	Jon Harmon - +1 312.496.1593	Julie Creed - +1 312.496.1774
	jharmon@heidrick.com	jcreed@heidrick.com

Heidrick & Struggles to Acquire Leadership Consulting Boutique Philosophy IB

•	Supports firm’s stated strategy of expanding leadership consulting capability

•	Enhances firm’s leadership development and executive coaching expertise, with a notable client base in life sciences

CHICAGO, August 16, 2016 — Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership consulting and culture shaping worldwide, announced today that it has agreed to purchase Philosophy IB, a leadership consultancy based in Florham Park, New Jersey.

Philosophy IB was established in 2000 by founding partners Christine Lotze and Kaveh Naficy. Today it serves Fortune 100 companies, focused on helping clients execute their strategies by changing how people work. Twenty-five employees will join Heidrick & Struggles—including Lotze, Naficy and Stephen Tavares as partners—when the transaction closes following the completion of customary closing conditions.

“We continue to use M&A as a vehicle to accelerate our strategy of delivering premium leadership advisory solutions and data-driven insights to the highest levels of leadership at top organizations globally,” said Tracy R. Wolstencroft, Heidrick & Struggles’ President and Chief Executive Officer.

This will be Heidrick & Struggles’ fourth strategic acquisition in less than a year—and the third for the firm’s global Leadership Consulting business, including Co Company Ltd last October and Decisions Strategies International, Inc. in February.

“We continue to invest in the development of a diversified portfolio of leadership advisory and culture solutions as we partner with boards and senior executives to improve individual, team and organizational performance,” Wolstencroft said. “The addition of Philosophy IB brings further scale to our Leadership Consulting business, enhancing our ability to help clients and their leadership teams accelerate strategy and performance.”

Philosophy IB was founded on the principle that sustainable business results depend on the behaviors of an organization’s leaders and its people. “We join Heidrick & Struggles excited about the opportunity to expand our ability to help clients advance their agenda for transformation by changing how people work,” Lotze said. “We also see opportunity to meaningfully contribute to the firm’s product development team as clients seek new analytic tools and technologies to support better ways of working and collaborating.”

Philosophy IB has particular expertise with life sciences clients, having advised executive leadership at more than half of the world’s 25 largest pharmaceutical companies. “The Philosophy IB team has an excellent reputation for helping clients formulate their human capital strategy, align and connect leaders at all levels, and then deliver coaching on the most lasting behavioral aspects of leadership,” said Colin Price, Heidrick & Struggles Executive Vice President and Managing Partner—Leadership Consulting.

Heidrick & Struggles’ Healthcare & Life Sciences Practice has been the firm’s fastest growing practice over the past 18 months. Revenue grew 48% in 2015 compared to 2014 and 22% in the first six months of 2016 compared to the first six months of 2015.

Lotze will continue to advise clients, while taking on new leadership responsibilities within the firm. She will lead the integration of the people and processes of Philosophy IB into the Heidrick & Struggles Leadership Consulting platform, and will join the Global Leadership Consulting Executive Team led by Price. She also will direct the enterprise product development group.

About Heidrick & Struggles:

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com

###